UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The information on the following page and the following articles have been posted to Esmark’s website at http//www.esmark.com. Esmark has not received the consent of the authors or the publications to use the news articles as proxy soliciting material.

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The Fact Sheet filed with the Commission on July 17, 2006 and posted to Esmark’s website at http://www.esmark.com has been revised to replace the legend at the end thereof with the following:

Esmark Incorporated, together with the other participants indicated below, filed a preliminary proxy statement with the SEC on July 21, 2006 relating to the solicitation of proxies for the election of a slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pittsburgh Corporation, which has not yet been scheduled. Esmark’s preliminary proxy statement contains information on the participants in Esmark’s solicitation and their interests in Wheeling-Pitt. Esmark and the other participants intend to file a definitive proxy statement and accompanying proxy card with the SEC. Esmark urges Wheeling-Pitt shareholders to read the definitive proxy statement in its entirety when it becomes available because it will contain important information. When filed, the definitive proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the definitive proxy statement without charge upon request made to Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark, the Bouchard Group, L.L.C., Franklin Mutual Advisers, LLC and certain of its directors and officers, James P. Bouchard, Craig T. Bouchard, Albert G. Adkins, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd.

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The news articles appearing on this section of the Esmark web site have appeared in various news outlets. Those organizations are responsible for the content of these articles, and Esmark takes no responsibility for the accuracy of their content nor does it necessarily endorse their conclusions. Esmark has not received the consent of the authors or the publications to use the news articles as proxy soliciting material.

Esmark Incorporated, together with the other participants indicated below, filed a preliminary proxy statement with the SEC on July 21, 2006 relating to the solicitation of proxies for the election of a slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pittsburgh Corporation, which has not yet been scheduled. Esmark’s preliminary proxy statement contains information on the participants in Esmark’s solicitation and their interests in Wheeling-Pitt. Esmark and the other participants intend to file a definitive proxy statement and accompanying proxy card with the SEC. Esmark urges Wheeling-Pitt shareholders to read the definitive proxy statement in its entirety when it becomes available because it will contain important information. When filed, the definitive proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the definitive proxy statement without charge upon request made to Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark, the Bouchard Group, L.L.C., Franklin Mutual Advisers, LLC and certain of its directors and officers, James P. Bouchard, Craig T. Bouchard, Albert G. Adkins, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd.

Relevant News Articles

July 17, 2006

Wall Street Journal

July 17, 2006

Pittsburgh Post-Gazette

July 17, 2006

The Intelligencer

July 18, 2006

Northwest Indiana Times

July 18, 2006

Pittsburgh-Post-Gazette

July 18, 2006

The Intelligencer

July 18, 2006

Daily Southtown

July 19, 2006

Reuters

July 20, 2006

The Intelligencer

July 20, 2006

American Metal Markets Metal Bulletin

July 20, 2006

Reuters

July 21, 2006

Pittsburgh Post-Gazette

July 21, 2006

Post-Tribune

Wall Street Journal

Steel Distributor Esmark Targets Wheeling for Proxy Fight, Merger

By PAUL GLADER, The Wall Street Journal

Monday, July 17, 2006; Page A9

Esmark Inc., a fast-growing steel distribution company, plans to announce as early as today that it is launching a proxy fight with steelmaker Wheeling-Pittsburgh Corp., followed by an offer to combine the two companies.

Esmark, a closely held Chicago company led by brothers James and Craig Bouchard, plans to offer a slate of six to 11 directors at Wheeling-Pittsburgh’s annual meeting expected to occur in early August to replace current directors. Wheeling-Pittsburgh, of Wheeling, W.Va., is primarily owned by institutional investors and hedge funds, although nearly 20% of the stock is held in a trust affiliated with the United Steelworkers union.

If successful, Esmark then would combine with Wheeling-Pittsburgh in a transaction structured as a reverse merger, leaving Esmark the publicly traded remaining entity. Esmark said it would bring equity value of $273 million as well as a $200 million cash investment from Franklin Mutual Advisers LLC, its largest shareholder, to the combined company. Wheeling-Pittsburgh has a market capitalization of $263 million and $367 million in debt.

James Bouchard, chairman and chief executive of Esmark, said Wheeling-Pittsburgh hasn’t benefited from the strong steel market of recent years because of high operating costs. “If you look at [Wheeling-Pittsburgh’s] operational performance over the past couple years, one of the great steel cycles of all time, their performance has not met up with their peers,” he said.

A Wheeling-Pittsburgh spokesman declined to comment. Wheeling-Pittsburgh executives have said they remained optimistic that the steelmaker will become profitable again on its own.

James Bouchard says his company has approached Wheeling-Pittsburgh’s board members in the past, but “they refused to respond to our proposal.” He said he would still like to reach a friendly agreement.

In Nasdaq Stock Market composite trading Friday, Wheeling-Pittsburgh’s stock closed at $17.86, down 35% from a 52-week high of $27.50 reached May 8, three days after the company announced it was in discussions for Brazilian steel maker Companhia Siderúrgica Nacional to make a minority investment in Wheeling-Pittsburgh as well as an agreement to supply slabs from Brazil to the West Virginia steel maker.

The Bouchard brothers say more-drastic measures than a joint venture are needed to turn around Wheeling-Pittsburgh. “We believe that Wheeling-Pitt simply cannot reach its potential, and may not even be viable, as a stand-alone entity,” said Craig Bouchard, president and chief financial officer of Esmark.

Wheeling-Pittsburgh filed for Chapter 11 protection in 2000 and emerged from bankruptcy protection in 2003. Since then, it has built a new electric arc furnace steel mill in Ohio but has contended with increasingly costly raw materials such as coking coal and iron ore. Last year it reported a loss of $33.8 million on revenue of $1.56 billion.

The Bouchards say they will shut down Wheeling-Pittsburgh’s integrated blast furnace to limit the high-cost production and raw materials. Instead, Esmark would focus on running Wheeling’s new electric arc furnace minimill in Ohio and hot strip mill, which the Bouchards believe will be able to make steel at a lower cost.

The steel-making operation would supply steel to the service centers Esmark owns in Ohio, Illinois and Indiana.

J.P. Morgan Chase & Co. is serving as financial adviser to Esmark and McGuireWoods LLP is serving as legal counsel.

Pittsburgh Post-Gazette

Wheeling-Pitt Steel is target of hostile bid from Chicago firm

By Len Boselovic, Pittsburgh Post-Gazette

Monday, July 17, 2006

Wheeling-Pittsburgh Steel, a troubled producer that is one of the U.S. industry’s most vulnerable takeover targets, is facing a hostile bid from a suburban Chicago steel processor and distributor.

Esmark is launching a proxy fight at Wheeling-Pitt, seeking to replace a majority of the 11 directors of Wheeling Pittsburgh Corp., the Wheeling, W.Va., steelmaker’s parent company, at the next shareholder meeting.

If it wins that contest, Esmark will propose merging with Wheeling-Pitt, with Esmark’s owners controlling about 64 percent of the combined company and Wheeling-Pitt’s current shareholders owning the rest.

Esmark’s $1.1 billion bid values Wheeling-Pitt shares at $20.

Esmark Chairman and Chief Executive Officer James P. Bouchard expects a proxy statement identifying his company’s slate of directors will be filed with federal regulators early this week. He declined to identify them. He said there will be at least six and up to 11 nominees who have broad experience in steel, finance and other areas.

Esmark’s bid comes as a wave of mergers — culminating with the pending combination of Mittal Steel, the world’s largest producer, with No. 2 Arcelor — dramatically reshapes the industry. It also unfolds as Wheeling-Pitt struggles to capitalize on the strong, steady demand and pricing for steel that have produced handsome profits for the steelmaker’s competitors.

The Wheeling-based producer, which employs about 3,200 at plants in West Virginia, Ohio and Pennsylvania, has been plagued by production problems, including a new electric steel-making furnace that is the linchpin of its strategy to revive operations. Financial woes forced the company to obtain relief from lenders, including the federal Emergency Steel Loan Guarantee Board, which backed most of a $250 million loan that financed Wheeling-Pitt’s emergence from bankruptcy in 2003.

Wheeling-Pitt flourished briefly as the industry roared to recovery in 2004, but has stumbled since then. The steelmaker lost $2.1 million in the first quarter despite a 9 percent increase in sales, to $437 million, and a 19 percent increase in shipments. Losses last year totaled $33.8 million on production of 2.5 million tons.

Esmark isn’t the only company interested in the steelmaker. Wheeling-Pitt disclosed in May that it was considering a possible alliance with Companhia Siderurgica Nacional, Brazil’s largest steel producer. The possibilities included CSN taking a minority stake and a long-term slab supply agreement, Wheeling-Pitt said at the time.

Wheeling-Pitt spokesman James Kosowski declined comment on the status of talks with CSN and well as discussions with Esmark.

Wheeling-Pitt shares closed Friday at $17.86, down 17 cents. After closing last year at $9.04, they traded as high as $27.50 shortly after the talks with CSN were disclosed in early May. Like other steel stocks, Wheeling-Pitt shares have retreated in recent weeks on concerns about the economy.

The steelmaker held its last annual shareholder meeting Aug. 4, after notifying shareholders of the meeting three months earlier. It has yet to notify shareholders and the Securities and Exchange Commission when this year’s meeting will be held.

Esmark is seeking the ouster of two top executives from the board of Wheeling Pittsburgh Corp: James G. Bradley, chairman and CEO of Wheeling-Pitt and the parent company, as well as Paul J. Mooney, chief financial officer for the steelmaker and its parent.

“Esmark believes that the current board has failed to adequately address persistent operational problems and strategic issues,” the Chicago Heights, Ill., company said in a prepared statement.

Mr. Bouchard said his proposal has the support of the United Steelworkers of America, which represents about 2,500 of the company’s employees.

Union officials could not be reached for comment, but several sources said USW officials don’t have a favorable opinion of an alliance with Brazil’s CSN.

Wheeling-Pitt’s largest shareholder is a USW trust that funds retiree health care and life insurance benefits. The trust has sold 1.4 million shares since early February, but still owns 2.5 million shares, or about 17 percent, of Wheeling-Pitt’s outstanding stock. However, under the terms of its agreement with the company, the trust can only vote 1.2 million of those shares in elections for directors.

If it wins the proxy contest, Esmark would acquire Wheeling-Pitt for $1.1 billion based on Esmark’s value of $273 million, Wheeling-Pitt’s market value of $263 million, Wheeling-Pitt’s debt of $367 million and $200 million in cash Esmark will invest in Wheeling-Pitt. The cash would come from Franklin Mutual Advisors, which represents Esmark’s largest shareholders.

Wheeling-Pitt would issue 26.5 million new shares to Esmark’s owners. Wheeling-Pitt has about 14.7 million shares outstanding. Current stockholders would receive one share in the new company for each of their existing shares. If they want to sell, the combined company would purchase up to 7.3 million of the outstanding shares at $20 per share.

The name of the combined company would be changed to Esmark, but its steelmaking unit would retain the Wheeling-Pitt name.

“We don’t want to take that heritage away, that name away from the [Ohio] Valley,” Mr. Bouchard said.

Esmark has arranged financing for the merger, including $350 million from a global lending consortium led by JP Morgan Chase.

The proposed merger must be approved by shareholders and regulators. Mr. Bouchard said it offers shareholders and employees “a stake in what would be a well-managed and financially sound company versus an unprofitable and highly leveraged integrated steel producer.”

“We want to turn this into a low-cost minimill operation,” he said. “There would be a clear focus in the first year to reduce costs and streamline operations.”

Mr. Bouchard, a former U.S. Steel executive, started Esmark with his brother, Craig, in 2003, by purchasing a bankrupt steel processor. Since then, the company has grown into a $600 million steel processor and distributor with plants in Ohio, Indiana, Illinois and Missouri. The company has no long-term debt and expects to post pretax income of $32 million this year, Mr. Bouchard said.

Merging with Wheeling-Pitt would provide Esmark with a dependable source of steel sheet to feed those plants. The Bouchard brothers would lead the combined company, but James Bouchard said he is talking with several seasoned mill operators about joining the management team. Plans call for shutting down Wheeling-Pitt’s remaining blast furnace at its Mingo Junction, Ohio, mill, fixing the balky electric furnace and expanding its capacity, he said.

The Intelligencer (Wheeling, W.V.)

W-P Steel Duel Looms

By ADAM TOWNSEND Business Writer

Monday, July 17, 2006

WHEELING — The Chicago-based Esmark steel company this morning announced plans to replace directors on the board of Wheeling-Pittsburgh Steel Corp., and then propose a merger between itself and the local steelmaker. Rumors of a possible buyout or merger of Wheeling-Pitt have been circulating since January of this year, and reports in early spring cited Esmark as a possible candidate to purchase the company. Though the United Steelworkers have the final say over any merger or buyout — a right they gained for making contract concessions during Wheeling Pitt’s bankruptcy — Esmark officials say they have the union’s support.

“Obviously (Wheeling-Pitt’s) performance over the past five quarters has continued to disappoint,” said Jim Bouchard, Esmark CEO. “Our plan for Wheeling-Pitt is that the steel-producing operations will remain in West Virginia, and the Wheeling-Pitt name will stay intact.”

For the first quarter of 2006, Wheeling-Pitt reported a net loss of $2.1 million. This compares to net income of $8.1 million for first quarter of 2005.

Bouchard said that Wheeling-Pitt’s configuration is similar to that of successful European steelmakers’, and some streamlining will allow the corporation to be “lean and customer-focused,” and “very quick on its feet.” He also said that he believes that Wheeling-Pitt’s assets are such that it could be running certain operations at higher capacity and could address other inefficiencies. A prepared statement released by the company cited Wheeling-Pitt’s “persistent operational problems and strategic issues... including the long-term underperformance of Wheeling-Pitt’s share price, inconsistent financial performance and poor corporate governance.”

In a phone interview today, Bouchard cited problems with Wheeling-Pitt’s hot strip mill and electric arc furnace.

“The electric arc furnace came up one year to nine months slower than it should have,” he said. “They’re not maximizing their hot strip mill.”

He said that he estimates hot strip mill could produce a maximum of 3.5 million tons per year without investment and up to 4 million with a new reheat furnace.

Ken Aspenlieter, president of USW Local 1190 in Steubenville, today said that because the deal is still in its “infant stages” he’s staying neutral until he receives all the information.

“No matter how it goes down, as a union we want what is best for our active members, our retirees and the future of steelmaking in the Ohio Valley,” he said.

Dave McCall, director of USW District 1, however, said that the union was in favor of Esmark’s outlined merger proposal because of the capital improvements and new business plan Bouchard suggested for the current Wheeling-Pitt facilities.

“Clearly the (United) Steelworkers are going to support any plan for a merger with Wheeling-(Pitt) steel that improves the lifestyles of our members and our retirees, especially one that brings money and new capital along with the service centers that Esmark already owns,” he said.

This spring, Wheeling-Pitt announced negotiations with Brazilian steelmaker CSN to form a partnership. In the parameters of the possible deal, Wheeling-Pitt would have imported extra slab to run its hot strip mill at capacity. Environmental regulations prohibit producing that amount of raw steel at the Mingo facility where the hot strip mill is located. Bouchard said that though Esmark would continue contact with CSN should the merger be consummated, “we have other slab suppliers lined up.”

The mechanism by which Esmark hopes to gain control of Wheeling-Pitt is through a proxy fight, in which Esmark would seek to elect its own candidates as directors to Wheeling-Pitt’s board, and then propose the merger. According to a prepared statement on Esmark’s proposed merger plan, Wheeling-Pitt would issue 26.5 million new common shares to Esmark shareholders for a total valuation of Esmark equal to $473 million, based on Wheeling-Pitt’s closing share price of $17.86 on July 14. This valuation reflects a current Esmark valuation of $273 million and a $200 million cash infusion prior to the consummation of the proposed merger from Esmark’s largest shareholders. Esmark’s proposal further contemplates that following the consummation of the merger, Wheeling-Pitt would offer to repurchase up to 50 percent, or up to 7.3 million shares, from current shareholders of Wheeling-Pitt at $20 per share, reflecting a 12 percent premium over its closing share price of $17.86 on July 14, 2006.

Northwest Indiana Times (Munster)

Esmark wants Wheeling-Pitt

Company hopes to merge, become public

BY ANDREA HOLECEK

Tuesday, July 18, 2006 12:18 AM CDT

Chicago Heights-based Esmark has launched of a proxy fight for the Wheeling, W.V.-based steelmaker, Wheeling-Pittsburgh Corp., that could lead to a merger of the two companies in a deal valued at $1.1 billion.

The privately-held steel service center group founded in 2003 is proposing a new slate of directors for the board of Wheeling-Pittsburgh Corp., one of the smallest of the U.S. steelmakers which make steel from molten iron.

The 11-member slate will be voted on at the company’s yet unscheduled annual meeting, normally held in early August.

If successful, the new board would be asked to approve Esmark’s proposal to merge the two companies that would leave Esmark a publically traded company and its officer in control of all operations. The merger would need the consent of Wheeling-Pitt’s shareholders.

The United Steelworkers represents Wheeling-Pitt’s hourly workers and fully supports the merger, and through its Voluntary Employee Benefit Association controls about 25 percent of its shares, with the rest owned primarily by institutional investors and hedge funds.

“The key thing now is getting the slate of directors elected,” Esmark spokesman Bill Keenan said.

Between the USW and International Brotherhood of Teamsters, about 50 percent of Esmark’s about 2,600-member work force is unionized.

Wheeling-Pitt, which bucked the industry trend and had a loss in the first quarter of 2006, filed for Chapter 11 protection six years ago. It emerged from bankruptcy in 2003 after it received a federal Emergency Steel Loan Guarantee, which guaranteed payment on most of its $250 million loan.

Among the smallest of the U.S. integrated steelmakers, the company often has been rumored as a prime takeover target. It reportedly has been in discussions to form some type of strategic alliance with Brazilian steelmaker Companhia Siderurgica Nacional.

James Bouchard, Esmark’s chairman and chief executive officer, his brother Craig Bouchard, the company’s chief financial officer, and two union members are among the slate Esmark is proposing for the Wheeling-Pitt board. The rest of the slate will be announced in the next few days.

“Merging Esmark and Wheeling-Pittsburgh Corp. would create an American-owned-and-operated steel company that offers the shareholders and employees of Wheeling-Pitt a stake in what would be a well-managed and financially sound company versus an unprofitable and highly leveraged integrated steel producer,” Bouchard said.

Wheeling-Pitt officials have refused to comment on the deal.

If the Esmark/Wheeling-Pitt merger is successful, Wheeling-Pitt would become of wholly-owned subsidiary of Esmark and Esmark would trade on the Nasdaq Stock Market. The company would shutter Wheeling-Pitts’ blast furnace to production and material costs, but would expand the plant’s capacity to 3.5 million tons shipped by making investments in the mill, Bouchard said.

If the merger is finalized, mill operations will remain in West Virginia or in Ohio, where Esmark currently is buying another facility. But the holding company’s current headquarters at Sun Steel would be moved to either Chicago or Pittsburgh, Bouchard said.

“Our footprint is between Pittsburgh and Chicago and that’s where will continue to grow,” he said. “We plan to grow the distribution side to (annual revenue) $2.6 billion from the current $600 million. We’re looking at a lot of companies now. There’s a huge focus on the downstream side of the business.”

Wheeling-Pitt’s shares rose $1.40, or 7.84 percent, to close at $19.26 on the Nasdaq. They have traded in a 52-week range of $8.03 to $27.50

Pittsburgh Post-Gazette

USW official backs Wheeling-Pittsburgh buyout as stock jumps

By Len Boselovic, Pittsburgh Post-Gazette

Tuesday, July 18, 2006

A top official of the United Steelworkers of America yesterday endorsed Esmark’s proposal to merge with the parent company of Wheeling-Pittsburgh Steel, saying the alliance would make the steelmaker stronger and provide more security for workers and retirees.

Meanwhile, Wheeling-Pitt shares rose 8 percent following Esmark’s $1.1 billion bid, which values the steelmaker’s stock at $20 per share. Wheeling-Pitt closed yesterday at $19.26, up $1.40.

USW District 1 Director David McCall said he has discussed the proposal with executives at Esmark, a Chicago Heights, Ill., steel processor and distributor.

Robert J. Pavuchak, Post-Gazette Shares of Wheeling-Pittsburgh, which operates this plant in Allenport, rose 8 percent yesterday on news of Esmark’s $1.1 billion bid. Click photo for larger image.

“I think it’s very good,” Mr. McCall said.

One local union leader said he is trying to digest the terms of Esmark’s offer.

“We want what’s best for our active workers, our retirees and the future of the steel industry in the Ohio Valley,” said USW Local 1190 President Ken Aspenleiter. The local represents workers at Wheeling-Pitt’s Follansbee, W.Va., plant.

The USW has two representatives on the 11-member board of Wheeling Pittsburgh Corp., the steelmaker’s parent company.

Esmark is seeking to gain control of a majority of the board through a proxy fight at the Wheeling, W.Va., company’s next shareholder meeting. It is expected to identify its slate of directors in a Securities and Exchange Commission filing this week.

Esmark wants to replace two Wheeling-Pitt managers on the board: Chairman and Chief Executive Officer James G. Bradley and Chief Financial Officer Paul J. Mooney. Wheeling-Pitt management has come under fire for failing to capitalize on the strong, steady demand and prices that have returned most of the cyclical industry to profitability.

If it wins the proxy contest, Esmark would merge with Wheeling-Pitt, with the steelmaker issuing 26.5 million new shares to Esmark’s investors. Esmark also would provide $200 million in cash. Esmark’s bid comes less than a month after industry leader Mittal Steel agreed to a merger deal with European rival Arcelor.

Industry analyst Charles Bradford said some producers who supply the sheet steel Esmark processes at plants in Ohio, Indiana, Illinois and Missouri might be upset by their customer becoming a competitor. Steelmakers used to have distribution units years ago but divested them because they weren’t competitive, Mr. Bradford said.

Robin Rombach, Post-Gazette James P. Bouchard, above, Esmark’s chief executive officer, is a former U.S. Steel executive. Click photo for larger image.

Esmark is one of two steel companies interested in Wheeling-Pitt, which posted losses for 2005 and this year’s first quarter. The twice-bankrupt steel producer disclosed in May it was discussing possible alliances with Brazilian steelmaker Companhia Siderurgica Nacional.

Mr. McCall of the USW said he did not know the status those talks.

Esmark Chairman and CEO James P. Bouchard, a former U.S. Steel executive, would lead the merged company along with his brother Craig, who is Esmark’s CFO. That apparently would trigger provisions in an employment contract Mr. Bradley agreed to in April.

It provides an annual salary of $520,000 and entitles Mr. Bradley to three years salary if he resigns following a change in ownership in Wheeling-Pitt. The contract also provides that Mr. Bradley will receive a pretax payment of $1.7 million on Aug. 31 for supplemental pension benefits he is entitled to, according to a company SEC filing.

The Intelligencer (Wheeling, W.V.)

Esmark Plans Proxy Fight

By ADAM TOWNSEND

Tuesday, July 18, 2006

WHEELING — The Chicago-based Esmark steel company Monday announced plans to replace directors on the board of Wheeling-Pittsburgh Steel Corp. in an attempt to take over the local steelmaker.

Rumors of a possible buyout or merger of Wheeling-Pitt have been circulating since January, and reports in early spring cited Esmark as a possible candidate to purchase the company.

Though the United Steelworkers have the final say over any merger or buyout — a right members gained for making contract concessions during Wheeling-Pitt’s bankruptcy — Esmark officials believe they have the union’s support.

Esmark hopes to gain control of Wheeling-Pitt through a proxy fight, in which Esmark would seek to elect its own candidates as directors to Wheeling-Pitt’s board and then propose the merger.

“Obviously (Wheeling-Pitt’s) performance over the past five quarters has continued to disappoint,” said Jim Bouchard, Esmark chief executive officer. “Our plan for Wheeling-Pitt is that the steel-producing operations will remain in West Virginia and the Wheeling-Pitt name will stay intact.”

For the first quarter of 2006, Wheeling-Pitt reported a net loss of $2.1 million. This compares to net income of $8.1 million for first quarter of 2005.

Bouchard said Wheeling-Pitt’s configuration is similar to that of successful European steelmakers, and some streamlining will allow the corporation to be “lean and customer-focused,” and “very quick on its feet.” He also said he believes Wheeling-Pitt’s assets are such that it could be running certain operations at higher capacity and could address other inefficiencies. A prepared statement released by the company cited Wheeling-Pitt’s “persistent operational problems and strategic issues... including the long-term underperformance of Wheeling-Pitt’s share price, inconsistent financial performance and poor corporate governance.”

In a telephone interview Monday, Bouchard cited problems with Wheeling-Pitt’s hot strip mill and electric arc furnace.

“The electric arc furnace came up one year to nine months slower than it should have,” he said. “They’re not maximizing their hot strip mill.”

He estimates the hot strip mill could produce a maximum of 3.5 million tons per year without investment and up to 4 million with a new reheat furnace.

Ken Aspenlieter, president of USW Local 1190 in Steubenville, said because the deal is still in its “infant stages,” he’s staying neutral until he receives all the information.

“No matter how it goes down, as a union we want what is best for our active members, our retirees and the future of steelmaking in the Ohio Valley,” he said.

Dave McCall, director of USW District 1, however, said the union was in favor of Esmark’s outlined merger proposal because of the capital improvements and new business plan Bouchard suggested for the current Wheeling-Pitt facilities.

“Clearly the (United) Steelworkers are going to support any plan for a merger with Wheeling-(Pitt) steel that improves the lifestyles of our members and our retirees, especially one that brings money and new capital along with the service centers that Esmark already owns,” he said.

McCall said the proposed merger plan would include a continuation of the current collective bargaining agreement. He said the purchase of Wheeling-Pitt by a stronger company would increase dividends from the union’s Voluntary Employee Benefits Association stock.

Bouchard said one of the options under discussion was to shut down the No. 5 blast furnace and rely solely on the electric arc furnace for the production of raw steel. McCall said though this provision may be included in the merger proposal, Esmark assured him it would not mean any union jobs would be cut.

“Options around the No. 5 blast furnace are still open, and there are other options open that I’m not at liberty to talk about,” McCall said.

This spring, Wheeling-Pitt announced negotiations with Brazilian steelmaker CSN to form a partnership. In the parameters of the possible deal, Wheeling-Pitt would have imported extra slab from CSN to run its hot strip mill at capacity. Environmental regulations prohibit producing that amount of raw steel at the Mingo facility, where the hot strip mill, blast furnace and electric arc furnace are located. Bouchard said although Esmark would continue contact with CSN should the merger be consummated, “we have other slab suppliers lined up.”

According to a prepared statement on Esmark’s proposed merger plan, Wheeling-Pitt would issue 26.5 million new common shares to Esmark shareholders for a total valuation of Esmark equal to $473 million, based on Wheeling-Pitt’s closing share price of $17.86 on July 14. This valuation reflects a current Esmark valuation of $273 million and a $200 million cash infusion prior to the consummation of the proposed merger from Esmark’s largest shareholders. Esmark’s proposal further contemplates that following the consummation of the merger, Wheeling-Pitt would offer to repurchase up to 50 percent, or up to 7.3 million shares, from current shareholders of Wheeling-Pitt at $20 per share, reflecting a 12 percent premium over its closing share price of $17.86 on July 14.

Daily Southtown (Chicago)

Esmark seeks takeover

Chicago Heights-based steel maker wants Pittsburgh firm

By Howard Ludwig, Staff writer

Contributing: The Associated Press

Tuesday, July 18, 2006

Esmark Inc. wants Wheeling-Pittsburgh Corp. and isn’t giving up without a fight.

Chicago Heights-based Esmark has been steadily buying companies within the steel services sector since its inception in 2003. It has acquired nine steel companies thus far.

The latest target is Wheeling-Pittsburgh, a West Virginia-based steelmaker that has struggled since emerging from bankruptcy in December 2003, according to Esmark.

Esmark made repeated attempts to contact Wheeling-Pittsburgh’s board of directors about a buyout but never received a response, said Jim Bouchard, Esmark’s chief executive officer.

The gloves came off on Monday, as Esmark announced plans for a “proxy fight” at Wheeling-Pittsburgh’s next shareholders meeting. The annual meeting hasn’t been scheduled but is expected sometime early next month.

Esmark management — including CEO Bouchard and chief financial officer Craig Bouchard — would lead the company.

A proxy fight is a business takeover tactic that pits a company’s board of directors against a rival slate interested in acquiring the firm. Both factions attempt to gain control by soliciting signed proxy statements from shareholders. Whichever group garners the most shareholder support wins.

Proxy fights are commonly associated with hostile takeovers. Often, such fights are used to gain control of a company without paying a premium for the firm.

Under the Esmark proposal, Wheeling-Pittsburgh would issue 26 1/2 million new common shares to Esmark shareholders and would offer to buy back up to 50 percent of its own outstanding stock, or 7.3 million shares, at $20 per share. The offer amounts to a 12 percent premium over Wheeling-Pittsburgh’s closing price of $17.86 on Friday.

The takeover bid is valued at $1.1 billion. The United Steelworkers of America union has two seats on the 11-member Wheeling-Pittsburgh board and has already pledged support for Esmark’s proposal, an Esmark spokesman said.

Esmark insists its leadership will spark a massive turnaround at Wheeling-Pittsburgh, which has suffered from “persistent operational problems and strategic issues,” according to an Esmark news release.

Wheeling-Pittsburgh would not comment on the takeover effort.

If successful, Esmark plans to shut down Wheeling-Pittsburgh’s blast furnace and rely on imported steel slabs. The focus would switch to the hot strip mill, which has the potential to operate at greater capacity, according to Esmark.

Esmark also boasted about its ability to provide just-in-time delivery to its more than 2,000 customers in the Midwest. This strategy allows manufacturers to lower overhead costs by bringing in products as needed, eliminating the need for on-site storage.

Wheeling-Pittsburgh makes rolled, galvanized and pre-painted steel sheet products, as well as corrugated roofing and other construction materials. The company employs about 3,100 people at plants in West Virginia, Ohio and Pennsylvania.

About 2,500 of the employees are members of the Steelworkers’ union and are expected to keep their jobs under the proposed merger. Esmark said it expected to “streamline” the 600 management positions at Wheeling-Pittsburgh, if it gains control.

Esmark owns North American Steel in Homewood, Great Western Steel on Chicago’s South Side and Century Steel and Sun Steel Co. in Chicago Heights. All of these companies have seen revenues increase under Esmark’s leadership, Bouchard said.

He believes Wheeling-Pittsburgh would also see its business improve by becoming part of Esmark. If the proxy fight succeeds, Esmark could complete the merger by the end of the year, Bouchard said.

“We are very confident,” he said.

If the merger succeeds, the surviving company would keep the Wheeling-Pitt name.

Its shares rose $1.40, or 7.8 percent, to close at $19.26 Monday on the Nasdaq Stock Market. They have traded in a 52-week range of $8.03 to $27.50.

Reuters

UPDATE - Esmark “troubled” over Wheeling-Pitt rejection

Wednesday July 19, 2006, 4:34 PM ET

NEW YORK, July 19 (Reuters) - Steel services company Esmark Inc. on Wednesday reiterated it would soon propose a slate of directors for Wheeling-Pittsburgh Corp. <WPSC.O> as part of a proxy fight to take over the steel producer.

It also accused some Wheeling-Pittsburgh managers and directors of failing to act in the best interests of its shareholders over the steelmaker’s plan for an alliance with a Brazilian company.

Esmark said it would file a preliminary proxy statement with the U.S. Securities and Exchange Commission that would include proposed directors who would support a deal between the two companies.

Wheeling-Pittsburgh, however, said on Tuesday it wants to pursue an alliance with Brazil’s Companhia Siderurgica Nacional (CSN) <CSNA3.SA>.

In Wednesday’s statement, Esmark Chief Executive Officer James Bouchard said: “We are pleased that the Wheeling-Pitt board has finally responded to Esmark, but are surprised and troubled to see that they have rejected outright a well-capitalized plan that we believe is in the best interests of Wheeling-Pitt and its shareholders.”

Wheeling-Pittsburgh’s management and board have instead indicated that they are pursuing a ‘strategic alliance’ with a foreign integrated steel producer, he noted. “They believe it will ‘maximize shareholder value’ - but they have disclosed little information regarding this potential alliance.”

Bouchard said Wheeling-Pittsburgh has failed to provide its shareholders, employees or customers with information regarding the strategic alliance or explain how it would improve the capital structure, operational performance and long-term viability of the company.

“We believe that Wheeling-Pitt’s shareholders are entitled to know this information,” he said. “Given the track record to date of Wheeling-Pitt, we firmly believe that not all of the management and directors of Wheeling-Pitt have acted in the best interests of its shareholders.”

Bouchard said Esmark will soon file a preliminary proxy statement with the SEC that will include its proposed slate of directors. “Assuming a vote to elect our slate of directors, we believe that the new board of directors will fairly evaluate our proposed merger plans and allow the shareholders to vote on the merits and benefits of our proposed merger.”

The Intelligencer (Wheeling, W.V.)

Esmark to Continue Push for New W-P Board

By Staff Writers

Thursday, July 20, 2006

WHEELING — The head of Esmark Inc. on Wednesday reiterated his company’s plans to replace directors on Wheeling-Pittsburgh Steel Corp.’s board and take over the company, even as the local steelmaker pursues an alliance with Brazilian-based CSN.

Esmark Chief Executive Officer James P. Bouchard on Monday announced his company’s plan to present an alternate slate of board members during Wheeling-Pitt’s annual shareholders meeting, which has not yet been scheduled. If the new slate of directors is approved, Bouchard then would propose a merger between the two companies.

Wheeling-Pitt CEO James Bradley on Tuesday dismissed Esmark’s plan, noting it was no different from other proposals the company had offered in the past. Bradley also said management and directors at Wheeling-Pitt continue to work toward an alliance with CSN.

On Wednesday, Bouchard again accused Wheeling-Pitt’s management and board of directors of “not working in the best interests” of shareholders. A prepared statement released by Esmark Monday cited Wheeling-Pitt’s “persistent operational problems and strategic issues... including the long-term underperformance of Wheeling-Pitt’s share price, inconsistent financial performance and poor corporate governance.”

“We are pleased that the Wheeling-Pitt board has finally responded to Esmark, but are surprised and troubled to see that they have rejected outright a well-capitalized plan that we believe is in the best interests of Wheeling-Pitt and its shareholders,” Bouchard said. “Wheeling-Pitt’s management and board have instead indicated that they are pursuing a ‘strategic alliance’ with a foreign integrated steel producer — stating that they believe it will ‘maximize shareholder value’ — but they have disclosed little information regarding this potential alliance.

“Since initially disclosing its strategic alliance on May 5, 2006, Wheeling-Pitt has failed to provide its shareholders, employees or customers information regarding this strategic alliance. How, if at all, will this ‘strategic alliance’ improve the capital structure, operational performance and long-term viability of this once great American company? We believe that Wheeling-Pitt’s shareholders are entitled to know this information.

“Given the track record to date of Wheeling-Pitt, we firmly believe that not all of the management and directors of Wheeling-Pitt have acted in the best interests of its shareholders. We will soon file a preliminary proxy statement with the Securities and Exchange Commission that will include our proposed slate of directors. Assuming a vote to elect our slate of directors, we believe that the new board of directors will fairly evaluate our proposed merger plans and allow the shareholders to vote on the merits and benefits of our proposed merger.”

Wheeling-Pitt spokesman James Kosowski declined to comment on Bouchard’s remarks.

Wheeling-Pitt stock closed at $19.86 Wednesday, up 35 cents from Tuesday’s close. The stock closed at $17.86 Friday, July 14, the final trading day before Esmark made public its plans.

Either deal — Esmark or CSN — would have to be approved by shareholders, federal regulators and the United Steelworkers.

American Metal Markets Metal Bulletin

Esmark presses W-P to detail deal with CSN

Thursday, July 20, 2006

Esmark Inc.’s chairman is reiterating his stance that his company would be a good fit with Wheeling-Pittsburgh Corp., and he’s asking the steelmaker to detail its potential alliance with Brazilian steelmaker Cia. Siderúrgica Nacional (CSN).

“What is the offer? I think shareholders would like to see that offer,” said James Bouchard, Esmark’s chairman and chief executive officer. “In this business, two months is an eternity. Things change so rapidly. But there’s been nothing forthcoming.”

Wheeling-Pittsburgh mentioned in the past a possible equity investment by Sao Paulo-based CSN, but didn’t note it in its rejection of Esmark’s proposed takeover, Bouchard said. “They left out of that release whether they are making a minority equity investment, and now I highly doubt it since it was left out. We think we have a strong proposal that adds a tremendous amount of liquidity and makes it a very strong balance sheet, making Wheeling-Pittsburgh better for shareholders than it is today.”

Esmark submitted an offer to purchase the Wheeling, W.Va.,-based steelmaker in April but was rebuffed. Now it is gearing up for a hostile takeover and plans to seek the election of a new slate of directors at Wheeling-Pittsburgh’s upcoming annual meeting(AMM, July 19).

A date for Wheeling-Pittsburgh’s annual meeting hasn’t been set, but Bouchard said it was last held Aug. 4, 2005, and by law must be conducted within 13 months of that date. Bouchard said his company was planning to file its slate of directors with the U.S. Securities and Exchange Commission either late Wednesday or early Thursday.

Mark Parr, an analyst at KeyBanc Capital Markets, Cleveland, said the valuation proposed in the Esmark offer appears to be well below the market potential for Wheeling-Pittsburgh, given the nascent phase of ramp-up for the new steelmaking assets at the steelmaker. “It seems a bit premature for the company to sell the assets or relinquish control without having an opportunity to optimize the newly created opportunities,” he said.

The Esmark offer as currently configured also offers no direct steelmaking expertise, a hostile orientation and lacks a strategic alternative to maximize the value of Wheeling-Pittsburgh’s more than 1-million-ton increase in hot-rolled capacity, Parr said. As such, the Esmark offer would appear to lack strategic advantages for Wheeling-Pittsburgh stakeholders, he added.

Parr said he sensed that Wheeling-Pittsburgh had participated in the better-than-expected industry momentum for flat-rolled steel products and pickup in non-residential construction demand during the second quarter of 2006.

From Esmark’s perspective, its hostile merger proposal would be advantageous, Parr said. “But for Wheeling, I’d see how they’d prefer to go after a strategic alliance (with CSN) that would entail a minority equity investment in exchange for a long-term slab supply agreement that offers a strategic solution to maximize the value of the newly configured assets and additional capacity.”

Reuters

Esmark names slate for Wheeling-Pittsburgh’s board

Thursday, July 20, 2006, 3:55 PM ET

NEW YORK, July 20 (Reuters) - Esmark Inc., a closely held steel services company, which is trying to take over Wheeling-Pittsburgh Corp. <WPSC.O>, said on Thursday it has drawn up a slate of nine nominees for election to the steel manufacturer’s board.

“We believe Wheeling-Pitt shareholders deserve a change for the better,” Chairman and Chief Executive Officer James Bouchard said, announcing the alternate list for the next Wheeling-Pittsburgh annual meeting.

Chicago-based Esmark said it believes its nominees will act in the best interests of all Wheeling-Pitt shareholders, and intends to file a preliminary proxy statement with the Securities and Exchange Commission shortly.

Wheeling-Pittsburgh has said, however, that it wants to pursue an alliance with Brazil’s Companhia Siderurgica Nacional (CSN).

Pittsburg Post-Gazette

Alcoa veteran leads Wheeling-Pitt suitor’s slate

By Len Boselovic, Pittsburgh Post-Gazette

Friday, July 21, 2006

Former Alcoa executive C. Frederick Fetterolf heads a list of outside directors Esmark hopes to put on the board of Wheeling Pittsburgh Corp. in its hostile bid to merge with the troubled steel producer.

The Chicago steel processor and distributor’s slate of nine directors also includes Esmark Chairman and Chief Executive Officer James P. Bouchard, 45, and his brother, Chief Financial Officer Craig T. Bouchard, 52. The names were disclosed yesterday.

“These directors would dedicate themselves to transforming Wheeling-Pitt from a high-cost, under-capitalized company with a history of disappointing earnings into a well-capitalized, profitable steel company,” James Bouchard said.

Esmark announced on Monday that it wants to gain control of the company’s board, then merge with Wheeling-Pitt in a $1.1 billion transaction that values Wheeling-Pitt shares at $20. Wheeling-Pitt has rejected the offer, saying it is discussing possible alliances with Companhia Siderurgica Nacional, a Brazilian steel producer.

Mr. Fetterolf, 78, was president and chief operating officer of Alcoa until 1991, when he retired, citing differences with then-chairman Paul H. O’Neill. He has been a director of Allegheny Technologies, Mellon Financial, Union Carbide and Quaker State.

Esmark’s other nominees include former Birmingham Steel chairman and CEO James Todd, 77, and Albert G. Adkins, 58, a former controller for U.S. Steel and Marathon Oil.

The steelmaker’s current board has 11 directors, including two representatives selected by the United Steelworkers of America: former USW president Lynn R. Williams and former USW district director James L. Bowen. Esmark is not opposing their re-election.

The proxy fight would be waged at Wheeling-Pitt’s next shareholder meeting. A date has not been disclosed.

Post-Tribune (Merrillville, Ind.)

Esmark announces Wheeling-Pitt board

Post-Tribune staff report

Friday, July 21, 2006

CHICAGO — Undaunted by a rebuff from Wheeling-Pittsburgh Steel Corp. officials, Esmark Inc. CEO James P. Bouchard on Thursday continued his quest to take over the West Virginia steel company.

Esmark revealed its own slate of board directors for the company that draw from various disciplines including business, academia and the metals industries.

Esmark also announced it still intends to file a preliminary proxy statement with the Securities and Exchange Commission shortly in relation to its takeover proposal.

Esmark’s action comes a day after Wheeling-Pitt’s CEO James G. Bradley brushed aside Esmark’s takeover threat, saying the company still intends to pursue an alliance with Brazil’s Companhia Siderurgica Nacional, or CSN, instead.

Esmark countered that it does not believe that the management and many of the directors of Wheeling-Pitt are acting in the stockholders best interests as evidenced by the persistent operational problems and strategic issues at the company.

“We believe Wheeling-Pitt shareholders deserve a change for the better,” Bouchard said.

“We have assembled an extremely talented and diverse slate of directors with decades of experience at the management and board levels in some of the world’s leading corporations.”

Esmark’s proposed slate includes: James P. Bouchard, 45, founder, chief executive officer, and chairman of the board of Esmark Inc.; Craig T. Bouchard, 52, co-founder, president and chief financial officer of Esmark; C. Frederick Fetterolf, 78, former president and chief operating officer of Aluminum Company of America Inc. (Alcoa); and George Munoz, 55, former president and chief executive officer of the Overseas Private Investment Corp. and former assistant secretary for management and chief financial officer of the U.S. Treasury Department.

Also, James V. Koch, Ph.D., 63, former president and professor of economics of Old Dominion University; James Todd, 77, former chairman and chief executive officer of Birmingham Steel and its predecessors; and Albert G. Adkins, 58, former vice president-accounting, controller, and chief accounting officer for Marathon Oil Corporation and controller and assistant controller for the United States Steel Corporation.

Also, Joseph Peduzzi, 41, who has built and managed trading firms with special emphasis on risk management and arbitrage, and Clark Burrus, 77, who previously served as senior vice president of the First National Bank of Chicago, now J.P. Morgan Chase.